Exhibit 3.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED
BYLAWS OF ASTEC INDUSTRIES, INC.
ADOPTED JULY 26, 2007

Paragraph 2.2 of the Bylaws of Astec Industries, Inc. is deleted and the following is substituted in its place:

2.2  Stock Certificates.  Except as set forth below with respect to uncertificated shares, the shares of the corporation shall be represented by certificates which shall be in such form as the Board of Directors shall from time to time adopt.  Share certificates shall be numbered consecutively, shall be in registered form, shall indicate the date of issuance, the name of the corporation and that it is organized under the laws of the State of Tennessee, the name of the Shareholder, and the number and class of shares and the designation of the series, if any, represented by the certificate.  Each share certificate shall be signed (either manually or in facsimile,) by the Chairman of the Board of Directors, the President or a Vice President, and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer.  No corporate seal need be affixed.

If the Board of Directors has authorized the issue of different classes of shares or different series within a class, the designations, relative rights, preferences and limitations for each class or series (and the authority of the Board of Directors to determine variations for future classes or series) will be summarized on the front or back of each certificate.  Alternatively, each certificate will state on its front or back that the corporation will furnish the Shareholder this information in writing, without charge, upon request.

The Board of Directors shall designate the classes of shares that may be represented by uncertificated shares and shall adopt procedures for the registration of transfers of uncertificated shares in lieu of the procedures set forth in these Bylaws for certificated shares.

Adopted by the Board of Directors on July 26, 2007.

/s/ Stephen C. Anderson Stephen C. Anderson Secretary